EXHIBIT 99.1
For Immediate Release
SPANISH BROADCASTING SYSTEM, INC. IS NOTIFIED
OF NON-COMPLIANCE WITH NASDAQ AUDIT COMMITTEE REQUIREMENTS
     Coconut Grove, FL, August 31, 2009. Spanish Broadcasting System, Inc. (“SBS”; NASDAQ: SBSA) today announced that it received a letter from The Nasdaq Stock Market, Inc. (“Nasdaq”) on August 27, 2009 indicating that the Company was no longer in compliance with the audit committee requirements as set forth in Nasdaq Marketplace Rule 5605 (“Nasdaq Rule”). The Nasdaq Rule requires a listed issuer to have an audit committee consisting of at least three directors who meet the Nasdaq Rule’s independence and financial sophistication standards. The Company has a cure period until the earlier of its next annual shareholders’ meeting or August 11, 2010 to comply with the requirements of the Nasdaq Rule.
     The letter was received following the Company’s notification to Nasdaq, on August 14, 2009, of a vacancy created by the resignation of Antonio Fernandez, a member of the Audit Committee, the Compensation Committee and of the Company’s Board of Directors (the “Board”). As a result of Mr. Fernandez’ voluntary resignation, the Company’s Audit Committee is currently comprised of only two independent members.
     The Company is in the process of searching for a new candidate to serve on the Board and its Audit Committee who possesses qualifications that will satisfy the independence and financial sophistication standards required by the Nasdaq Rule and fully intends to regain compliance with the Nasdaq Rule within the cure period allowed by Nasdaq.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City, as well as leading radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events in the major U.S. markets and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

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This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.
Contacts:

Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901

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